Exhibit 14.1

Code of Business Ethics

The National Technical Systems Commitment

National Technical Systems is dedicated to the highest standards of ethical conduct in all its business dealings with the Government and with all other customers and suppliers. National Technical Systems enjoys and seeks to sustain its outstanding reputation as a responsible source of quality products made in full compliance with contract requirements and sold at a fair price. All persons who comprise National Technical Systems are required to conduct their business relations with customers, suppliers, colleagues and the public with courtesy, honesty and integrity.

To affirm these high standards and to reinforce their importance, National Technical Systems has adopted this Code of Business Ethics.

Applicability of the Code

•                  This Code of Business Ethics applies to all employees as well as to all corporate officers, directors, and supervisors (hereinafter referred to generally as “employees”).

•                  National Technical Systems employees are expected to adhere to the highest standards of honesty and integrity. They are expected to comply with all laws and regulations applicable to their work, with the requirements of the contract covering their particular work, and with National Technical Systems policies, standards and procedures. Dishonest or unethical actions, and the mere appearance of dishonest or unethical actions, are unacceptable.

General Conduct Guidance For All Employees

•                  On the job, each employee is expected to follow the simple standard of “doing it right, doing it honestly,” which extends beyond mere compliance with applicable laws to govern conduct where there is no explicit guideline. Employees should not attempt to accomplish by indirect means what cannot be accomplished directly.

•                  In determining personal compliance with this Code in specific situations, employees should ask themselves the following questions:

•                  Is my action honest?

•                  Is my action the right thing to do?

•                  Does my action comply with National Technical Systems policy?

•                  Does my action comply with the contract requirements governing this particular work?

•                  Am I sure that my action doesn’t appear inappropriate?

•                  Am I sure that the Company or I would not be embarrassed or compromised if my action became known publicly?

Employees should be able to answer “yes” to all these questions before acting.

Specific Requirements Applicable To All Contract Work

•                  Compliance with the terms of the contract. Every customer has the right to expect that National Technical Systems’ complies with the agreed contract or purchase order specifications, and complies with representations made to that customer. With respect to services provided directly or indirectly for the Government, this expectation has the force of law.

•                  Contract work shall comply fully with the contract requirements. When it appears that a contract requirement cannot be met, the matter will be brought to the attention of the supervisor, who in turn may discuss the matter with appropriate management personnel so that a resolution satisfactory to the customer can be made.

•                  All quality assurance and quality control procedures required by the contract or purchase order, and by the National Technical Systems’ Quality Assurance Manual, including required testing procedures, must be followed strictly.

•                  No attempt may be made to lead a customer or any representative of a customer to believe that a National Technical Systems’ service and/or product meets a required specification or has passed required inspection or testing criteria, if that is not true.

•                  No attempt should be made to change inspection standards or test procedures from that contractually required, without the knowledge and approval of the customer.

•                  Employees involved in the negotiation or administration of contracts shall ensure that all communications and representations to customer representatives are true, current and complete.

Compliance with record keeping requirements

•                  National Technical Systems’ books and records are to be kept in a manner calculated to reflect actual costs and in accordance with generally accepted accounting principles. This means that:

•                  No funds or accounts may be established or maintained for purposes that are not fully and accurately described on the books and records.

•                  Receipts and disbursements must be fully and accurately described.

•                  No false or fictitious entries may be made on the books or records nor any false or misleading reports issued.

•                  Payments may be made only to the contracting party or a valid assignee and only for the actual services rendered or products delivered. No false or fictitious invoices may be paid.

Maintaining trust and confidence

•                  Employees may not have direct or indirect financial interests that conflict substantially, or appear to conflict (a minimal investment of stock would not appear to conflict) with their responsibilities as a National Technical Systems employee. Any employee who feels he or she may have a conflict situation, actual or potential, should report all pertinent facts to his or her supervisor for guidance, or to Human Resources.

•                  Except as specifically authorized by management, all employees are prohibited from disclosing to any outside party, any National Technical Systems business, financial, personnel, or technical information or data acquired during their employment. Upon termination of employment, an employee may not copy or retain any documents containing National Technical Systems business, financial, personnel or technical information or data.

Compliance with anti-fraud and standards of conduct statutes

The following activities are strictly prohibited to all National Technical Systems employees:

•                  Giving or accepting a bribe.

•                  Giving or accepting gratuities or kickbacks.

•                  Submitting false statements or false claims.

•                  Committing any act or omission which is false or misleading. No employee may submit or concur in the submission of a statement, bid, proposal, billing, claim or any other document of any kind that is false, fictitious or misleading. Such acts are prohibited by criminal law and could result in criminal prosecution of the company and the employee involved. Particular care must be taken in observation of laws, U.S. or foreign, relating to improper payments to foreign nationals.

•                  Compliance with anti-trust laws. The federal antitrust laws prohibit combinations and conspiracies in restraint of trade. National Technical Systems employees may not agree with any competitors to fix prices, allocate or divide markets, place limitations on product distribution, or engage in a group boycott against a supplier or customer. Under no circumstances may there be collusive bidding in connection with sales to any customer. Any questions should be discussed with the division head.

Specific Requirements Applicable to Government Contracts

•                  National Technical Systems employees will strictly observe the laws, rules and regulations which govern the acquisition of goods and services by the Government. National Technical Systems has detailed manuals describing the specific procedures applicable to obtaining Government procurement information, developing cost and pricing estimates, exercising contract administration, and performing materials management for Government prime contracts and subcontracts. Employees are expected to follow these manual provisions.

•                  If applicable employees must strictly adhere to Government regulations and National Technical Systems’ procedure regarding classified information and classified documents. Employees are responsible for proper protection and control of all classified documents in their possession. Any questions regarding classified information of classified document control should be referred to the division’s Security Officer.

•                  Company employees are prohibited from providing gifts, entertainment, meals or gratuities to Government personnel. National Technical Systems employees are expected to report known or suspected violations of this Code to his or her supervisor or Human Resources. If the supervisor determines that the matter is of sufficient gravity, the supervisor shall consult with the appropriate National Technical Systems manager involved in order to determine what corrective action is necessary.

•                  “Whistleblower” Protection. Employees are encouraged to report actual or suspected wrongdoing. No employee shall be made to suffer public embarrassment or be subject to retaliation because of a report of actual or suspected wrongdoing made to his or her supervisor or

Human Resources. If the reporting employee is directly or indirectly involved in the violation, the fact that he or she reported the violation will be given appropriate consideration by the company in any disciplinary action arising out of the incident.

•                  Use of Outside Consultants. National Technical Systems has the in-house personnel resources to fulfill virtually all of its business obligations. To maintain strict control over the engagement of outside consultants, no consultant may be hired without the proper authorization.

Enforcement of the Code

•                  Responsibilities. This Code will be enforced equitably at all organizational levels. National Technical Systems management is charged with implementing this Code at all levels and with monitoring compliance. Each manager is responsible for taking timely action to ensure compliance with this Code, including prompt corrective action when required. Supervisors must be careful in their words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable standards of conduct.

•                  Distribution of this Code of Conduct. This Code of Conduct shall be posted in each of the company’s facilities. It shall be posted in all meeting areas designated for use of suppliers and potential suppliers. Every employee shall also be given a copy of this Code and shall execute a statement that he or she has read it and understands it to be continuing National Technical Systems policy.

•                  Sanctions for Violations. Disciplinary actions for violations of this Code of Conduct may include verbal counseling, written reprimand, probation, suspension or termination.

Ethics Hot Line

The Sarbanes-Oxley Act was recently enacted, and states that each company’s audit committee must ensure that every employee has a confidential and anonymous procedure for employees to report concerns regarding questionable accounting or auditing matters. When there are unethical or illegal practices going on at your workplace, it can be difficult to know what to do. To that end, NTS has set up an Ethics Hotline that creates a place for you to call to report anything you feel confused or worried about concerning financial dealings at work. The number to use is 877-888-0040 to talk to a hotline specialist that is available 24/7, 365 days a year. The hotline provides translation services in many languages as well as services for speech-and hearing-impaired callers. The operator will ask you a few questions, or you can just talk. Anything you say is kept totally confidential; you WILL NOT be identified in any way. Your concern or question goes directly to NTS’ Audit Committee, which are independent directors and NOT NTS employees. The operator will set up an anonymous method for you to get an answer or check on the status of your call if you like.